Exhibit 99.2


                           [LOGO OF RAMP CORPORATION]
                         CREATING VALUE THROUGH ACCESS


FOR IMMEDIATE RELEASE                                CONTACT: Andrew Brown
October 1, 2004                                               212-440-1548


                     RAMP ANNOUNCES SALE OF ONRAMP DIVISION

New York, NY - Ramp Corporation [AMEX: RCO] today announced that on September 30, 2004 it closed a transaction to sell the assets of its OnRamp division to its original founders, Nancy L. Duncan and M. David Duncan. Ramp Corporation, through its wholly owned HealthRamp subsidiary, markets the CareGiver and CarePoint technology suites.

In accordance with the Asset Purchase Agreement, Ramp agreed to sell all of the assets of its OnRamp division, in consideration of the receipt of $500,000 in cash paid at closing, termination of the employment agreements between Ramp and the Duncan's and a release and discharge of Ramp's remaining obligations to the Duncan's under the asset purchase agreement dated as of November 7, 2003, between the Company and The Duncan Group. As a result of the sale the company expects to take a significant charge in the 3rd quarter relating to the witedown of goodwill and other assets.

"The sale of OnRamp is part of refocusing our financial resources and management efforts on our core HealthRamp division. We have enjoyed working with Nancy and David, and hope to be able to continue to do so in a number of evolving areas. The company believes that focusing on HealthRamp's long-term potential and evolving opportunities is in the best interest of our stockholders," stated Andrew Brown, Ramp CEO and President.

Ramp Corporation, through its wholly owned HealthRamp subsidiary, markets the CareGiver and CarePoint technology suites. CareGiver allows long term care facility staff to easily place orders for drugs, treatments and supplies from a wireless handheld PDA or desktop Internet web browser. CarePoint enables electronic prescribing, lab orders and results, Internet-based communication, data integration, and transaction processing over a handheld device or browser, at the point-of-care. HealthRamp's products enable communication of high value-added healthcare information among physician offices, pharmacies, hospitals, pharmacy benefit managers, health management organizations, pharmaceutical companies and health insurance companies. Additional information about Ramp, and its products and services, can be found at www.Ramp.com.

                                      # # #

Safe Harbor Statement: To the extent that any statements made in this press release contain information that is not historical, these statements are essentially forward-looking. Forward-looking statements can be identified by the use of words such as "expects," "plans," "will," "may," "anticipates," "believes," "should," "intends," "estimates," and other words of similar meaning. These statements are subject to risks and uncertainties that cannot be predicted or quantified and, consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, the ability of the Company to raise capital to finance the development of its Internet services and related software, the effectiveness, profitability and the marketability of those services, the ability of the Company to protect its proprietary information and to retain and expand its user base, the establishment of an efficient corporate operating structure as the Company grows and, other risks detailed from time-to-time in our filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update any forward-looking statements.